Exhibit 10.3

ENGLISH TRANSLATION
OF
EXCLUSIVE PURCHASE OPTION AGREEMENT

This agreement (this “Agreement”) is entered into on October 22, 2010 by and among:

(1)

Harbin Baixin Biotech Development Co., Ltd. (hereinafter referred to as “Harbin Baixin”) a wholly foreign owned enterprise with limited liability which is incorporated under the laws of the PRC, with its contact address at 7/F Jinhua Mansion, 41 Hanguang Street, Nangang District, Harbin 150080, China;

(2)	Han, Lianyun, female, a Chinese national with ID card number as 230103195609050068, with her contact address at Room 205, the 2nd Unit, No.75, Wenjing St., Nangang District, Harbin;

(3)	Han, Lianju, male, a Chinese national with ID card number as 230103195009061618, with his contact address at Deputy 509, Railway St., Nangang District, Harbin;

(4)	Han, Lianxue, male, a Chinese national with ID card number as 230103195308233215, with his contact address at No.18, Ashehe St., Nangang District, Harbin;

(5)	Zhang, Weihan, male, a Chinese national with ID card number as 230103198105020037, with his contact address at Room 205, the 2nd Unit, No.75, Wenjing St., Nangang District, Harbin;

(6)	Luan, Yuehong, female, a Chinese national with ID card number as 230103198105270626, with her contact address at Room 1610, the 1st Floor, No.59, West Dawang Road, Chaoyang District, Beijing;

(7)

Zhang, Chunming, male, a Chinese national with ID card number as 230502196901241312, with his contact address at No.13, Tiedong Alley, Zhanbei Road, Jianshan District, Shuangya Mountain City, Heilongjiang;

(8)	Li, Xinjun, male, a Chinese national with ID card number as 230106581023321, with his contact address at No.4, Xiangbin Road, Xiangfang District, Harbin;

(9)	Jiang, Nana, an Chinese national with ID card number as 230902197705081223, with his contact address at No.70, Dacheng St., Nangang District, Harbin;

(10)

Lang, Fengxi, male, a Chinese national with ID card number as 230107196403211030, with his contact address at Room 403, the 5th Unit, Dianji 2nd Building, No.10-5, Leyuan St., Dongli District, Harbin (collectively the “Shareholders” and individually a “Shareholder”); and

(11)

Heilongjiang Shuaiyi New Energy Development Co., Ltd. (hereinafter referred to as “Heilongjiang Shuaiyi”), a limited liability company incorporated under the laws of the PRC, with its contact address at No. 41, Hanguang St., Nangang District, Harbin.

Harbin Baixin, the Shareholders and Heilongjiang Shuaiyi are individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

A.

Han Lianyun, Han Lianju, Han Lianxue, Zhang Weihan, Luan Xuehong, Zhang Chunming, Li Xinjun, Jiang Nana, Lang Fengxi are the shareholders of Heilongjiang Shuaiyi. Han Lianyun holds 68.3% equity interests; Han Lianju holds 5% equity interests; Han Lianxue holds 5% equity interests; Zhang Weihan holds 5% equity interests; Luan Yuehong holds 4.66% equity interests; Zhang Chunming holds 4% equity interests; Li Xinjun holds 3.17% equity interests; Jiang Nana holds 3.17% equity interests and Lang Fengxi holds 1.7% equity interests, of Heilongjiang Shuaiyi.

B.

On _______, 2010, Harbin Baixin and Heilongjiang Shuaiyi entered into a Technical Service Agreement (together with any supplement or amendment thereto, if any, hereinafter referred to as the “Service Agreement”).

C.

On _______, 2010, Harbin Baixin, the Shareholders and Heilongjiang Shuaiyi entered into a Voting Rights Proxy Agreement (together with any supplement or amendment thereto, if any, hereinafter referred to as the “Voting Rights Proxy Agreement”).

D.

On _______, 2010, Harbin Baixin, the Shareholders and Heilongjiang Shuaiyi executed an Equity Pledge Agreement (together with any supplement or amendment thereto, if any, hereinafter referred to as the “Equity Pledge Agreement”), pursuant to which the Shareholders agree to pledge all equity interests of Heilongjiang Shuaiyi they hold to Harbin Baixin.

Therefore, the Parties have reached the following agreement

1.	Grant of Rights

1.1

Each Shareholder hereby irrevocably grants Harbin Baixin a right (“Equity Purchase Right”), pursuant to which, to the extent permitted by PRC laws (including any laws, regulations, rules, notices, interpretations and any other binding document promulgated by any central or local legislative, administrative or judicial authorities, whether prior to or after the execution of this Agreement, “PRC Laws”), during the term of this Agreement, Harbin Baixin may from time to time purchase or designate one person or several persons (“Designated Persons”) to purchase from such Shareholder all or part of Heilongjiang Shuaiyi’s equity interests (“Purchased Equity Interests”) held by such Shareholder for the price set forth in Article 3 hereof, in accordance with such exercise procedures as may be determined by Harbin Baixin in its discretion.

1.2

Without Harbin Baixin’s prior written consent, the Shareholder shall not sell, transfer or otherwise dispose of, or grant any third party the right to purchase, all or any part of Purchased Equity Interests. Heilongjiang Shuaiyi hereby consents to the grant of the Equity Purchase Right by the Shareholders to Harbin Baixin. The term “Person” as used in this Agreement shall include natural persons, legal persons or other non-legal person entities.

2.	Exercise of Rights

2.1

Harbin Baixin shall exercise its Equity Purchase Right in accordance with the PRC Laws. Harbin Baixin is entitled to decide, at its sole discretion, the time, method and frequency with respect to the exercise of the Equity Purchase Right.

2.2

If Harbin Baixin exercises its Equity Purchase Right, in order to ensure the equity transfer in full compliance, substantively and procedurally, with this Agreement and relevant laws, the Shareholders and Heilongjiang Shuaiyi covenant to jointly or individually take the following actions:

(1)	Harbin Baixin shall send a notice to the Shareholders and Heilongjiang Shuaiyi (the “Equity Purchase Notice”) in the form and substance as set forth in Annex A.

(2)

Within seven (7) business days after the receipt of the Equity Purchase Notice by the Shareholders and Heilongjiang Shuaiyi, the Shareholders and Heilongjiang Shuaiyi shall prepare and execute all the necessary documents relating to the transfer of the Purchased Equity Interests. If necessary, the Shareholders and Heilongjiang Shuaiyi shall execute an Equity Transfer Agreement in the form as set forth in Annex B (the “Equity Transfer Agreement”), or in the form and substance as otherwise required by PRC Laws and regulations. Each of the Shareholders shall execute and deliver to Harbin Baixin a power of attorney in the form and substance as set forth in Annex C, authorizing the Persons designated by Harbin Baixin as a representative of such Shareholder to execute and deliver the Equity Transfer Agreement and such other documents as provided for under this Agreement.

(3)

Unless the Parties agree otherwise, the closing of the transfer of the Purchased Equity Interests shall not be later than the fifteenth business day after the receipt of the Equity Purchase Notice by the Shareholders and Heilongjiang Shuaiyi.

(4)

The Shareholders and Heilongjiang Shuaiyi shall take all necessary actions to go through and accomplish without delay the approval and registration procedures necessary to effectively register the Purchased Equity Interests under Harbin Baixin’s name.

(5)

The Shareholders and Heilongjiang Shuaiyi shall take all necessary actions to ensure that the transfer of the Purchased Equity Interests is not interfered with, either substantively or procedurally. Apart from the conditions expressly set forth under this Agreement, the Shareholders and Heilongjiang Shuaiyi shall not set up any barriers or impose any restrictive conditions for the transfer of the Purchased Equity Interests.

3.	Transfer Price

3.1

At the time of Harbin Baixin exercising the Equity Purchase Right, the purchase price for the Purchased Equity Interests shall be the lowest price permitted under PRC Laws at the time of such purchase.

3.2

All taxes, fees and expenses incurred in connection with the transfer of the Purchased Equity Interests shall be the responsibility of the respective Parties in accordance with the requirements of PRC Laws.

4.	Representations and Warranties

4.1	Heilongjiang Shuaiyi hereby represents and warrants that,

(1)

Without Harbin Baixin’s prior written consent, it shall not supplement or amend or modify its articles of association in any manner, nor shall it increase or decrease its registered capital or change the structure of the registered capital in any manner;

(2)	It will maintain its existence, prudently and effectively conduct its business operations according to good financial and business standards and practices;

(3)

Without Harbin Baixin’s prior written consent, it shall not transfer, mortgage or otherwise dispose of the lawful rights and interests to any assets, business or revenues of Heilongjiang Shuaiyi at any time after the execution date hereof, nor shall it permit the existence of any security interest over such rights and interests;

(4)

It shall not incur or allow Heilongjiang Shuaiyi to incur any liabilities, except (i) those liabilities incurred in the ordinary course of business (but not through loan), and (ii) those liabilities that have been disclosed to Harbin Baixin and agreed to by Harbin Baixin in writing;

(5)	It shall operate the entire business in the ordinary course of business, maintain the value of the assets of Heilongjiang Shuaiyi;

(6)	Without Harbin Baixin’s prior written consent, it shall not provide any loans or any guarantee to any person;

(7)	At Harbin Baixin’s request, it shall provide Harbin Baixin with all information regarding Heilongjiang Shuaiyi’s business operation and financial condition;

(8)	Without Harbin Baixin’s prior written consent, it shall not merge or enter into alliance with any Person, nor shall it acquire, or be acquired by, or invest in any Person;

(9)

Without Harbin Baixin’s prior written consent, it shall not distribute in any manner to the Shareholders any bonus, dividend or other returns from the equity interests of Heilongjiang Shuaiyi held by the Shareholders.

4.2	The Shareholders undertake and warrant that:

(1)

Without Harbin Baixin’s prior written consent, at any time from the execution date of this Agreement, they shall not sell, transfer, mortgage or otherwise dispose of any equity interests of Heilongjiang Shuaiyi it holds, nor shall it permit the existence of any encumbrances on such rights and interests;

(2)

Without Harbin Baixin’s prior written consent, they shall not approve the joint venture or alliance of Heilongjiang Shuaiyi with any Person, or its merger or acquisition of or by any person, or investment in any Person;

(3)	they shall vote at the shareholders’ meeting of Heilongjiang Shuaiyi to approve the transfer of the Purchased Equity Interests provided for under the agreement;

(4)

Prior to the transfer of the equity interests to Harbin Baixin, in order to maintain the ownership of the equity interests, they undertake to execute all documents, take all actions, make all claims to third parties, and defend all claims by third parties, as are necessary or appropriate to maintain the ownership of the equity interests;

(5)	Upon request by Harbin Baixin, they shall nominate or appoint the persons appointed by Harbin Baixin as directors and senior management of Heilongjiang Shuaiyi;

(6)

At the request of Harbin Baixin at any time, they shall promptly transfer the equity interests of Heilongjiang Shuaiyi they hold to Harbin Baixin and/or the designated person and waive the right of first refusal over the equity interests of Heilongjiang Shuaiyi;

(7)

They shall strictly comply with the provisions of this Agreement and other relevant agreements collectively or individually executed by the Parties to this Agreement, fully perform its obligations hereunder or thereunder, and will not commit any act or omission which may affect the validity or enforceability hereof or thereof.

4.3

The Shareholders and Heilongjiang Shuaiyi undertake and warrant jointly and severally to Harbin Baixin that, on the execution date of this Agreement and at the time of each purchase of the equity interests:

(1)

They have the power and capacity to execute and perform this Agreement, and to execute, in accordance with this Agreement, any Equity Transfer Agreement. Upon the execution, this Agreement and the Equity Transfer Agreement will constitute valid and binding obligations of such Parties, enforceable against such Parties according to their terms;

(2)

The execution, delivery and performance of this Agreement by each of the Shareholders and Heilongjiang Shuaiyi will not (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the business license, articles of association, permits, government approval for its incorporation, agreements concerning its incorporation or any other charter documents of such Party, or (B) any laws to or by which such Party is subject or bound, or (C) any contracts or other documents to which such party is a party or to or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any person the right to create, any lien or encumbrance upon the assets of such Party; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contracts or other documents to which such party is a party or to or by which it (or any of its properties or assets) is subject or bound; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permits applicable to such Party;

(3)

The Shareholders lawfully and effectively own the equity interests of Heilongjiang Shuaiyi. Except for the Equity Pledge Agreement, the Shareholders have not created any encumbrance on the equity interests of Heilongjiang Shuaiyi;

(4)	No lawsuit, arbitration or administrative proceeding is pending or threatened with respect to the equity interests or assets of Heilongjiang Shuaiyi.

5.	Effectiveness and Term

5.1	This Agreement becomes effective from the execution date hereof.

5.2

This Agreement shall take effect as of the execution date and will remain in force until terminated by all the Parties in writing or, if earlier, until all of the equity interests held by the Shareholders in Heilongjiang Shuaiyi have been lawfully and effectively transferred to Harbin Baixin and/or its designated Person(s).

6.	Liabilities for breach of contract

6.1

Except as otherwise provided herein, if a Party (the “Party in Breach”) fails to perform a certain obligation hereunder or otherwise breaches this Agreement, the other Parties (the “Harmed Party”) may:

(1)

Serve a written notice to the Party in Breach stating the nature and scope of the breach and demanding the Party in Breach to cure such breach at its own expense within a reasonable period of time as specified therein (the “Cure Period”); and

(2)

If the Party in Breach fails to cure the breach during the Cure Period, the Harmed Party is entitled to demand that the Party in Breach assume all liabilities resulting therefrom, and compensate the Harmed Party for all economic losses actually incurred by the Harmed Party in connection therewith, including, without limitation, all attorneys’ fees and litigation and arbitration expenses relating thereto. The Harmed Party shall also be entitled to request that the court or arbitration panel order specific performance and/or compulsory enforcement of this Agreement. The remedies provided hereunder to the Harmed Party shall not affect the right of the Harmed Party to seek any other remedy provided by laws.

7.	Fees and Expenses

7.1

Except as otherwise provided herein, each Party shall be separately responsible for the fees and expenses incurred by such Party in connection with the drafting, negotiation, execution and performance of this Agreement.

8.	Governing Law and Settlement of Dispute

8.1	The validity, interpretation, performance and resolution of disputes of this Agreement shall be governed by PRC Laws.

8.2

All the disputes arising out of the execution and performance of this Agreement shall be resolved through friendly negotiations. In the event that any dispute is not resolved by friendly consultations within thirty (30) days after the date such dispute arises, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in force. The arbitration award shall be final and binding on all of the Parties.

8.3	Except for the matters in dispute, the Parties shall continue to perform the other provisions of this Agreement pending the resolution of the dispute.

9.	Force Majeure

9.1

“Force Majeure” shall mean the unforeseeable, unavoidable and insurmountable events which prevent a Party from partially or fully performing this Agreement. Such events include but not limited to earthquakes, typhoons, floods, fires, wars, strikes, riots, governmental acts, change to laws and regulations or their application.

9.2

If an event of Force Majeure occurs, the obligation of the impacted Party shall forthwith suspend during the period of delay caused by such Force Majeure, the performance period of the impacted Party shall be extended for a period of equal length, and no penalty or liability shall be imposed upon the impacted Party. If an event of Force Majeure occurs, the Parties shall immediately negotiate to seek a fair solution and make all reasonable efforts to minimize the impact of the Force Majeure

10.	Miscellaneous Provisions

10.1

If in accordance with PRC Laws, any provision of this Agreement becomes invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect. When any provision is determined to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend this Agreement and achieve, in a mutually acceptable method and to the extent possible, the original purpose of the Parties.

10.2

This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior consultations, negotiations and agreements with respect to such subject matter.

10.3

A Party’s failure to exercise or delay in exercising a certain right hereunder shall not constitute a waiver thereof, and the exercise or partial exercise of a certain right by a Party shall not preclude such Party from exercising such right in the future.

10.4

During the term of this Agreement, no Party shall transfer part or all of its rights or obligations hereunder to any third party without the prior written consent of the other Parties in writing, provided that Harbin Baixin may transfer all or any of its rights and/or obligations hereunder. This Agreement shall be binding on the Parties and its lawful successors and assignees.

10.5	Headings of all paragraphs are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

10.6	Unless otherwise specified, references to “Articles”, “Paragraphs” and “Annexes” are references to “Articles”, “Paragraphs” and “Annexes” of this Agreement.

10.7

Any notice or written letter (including but not limited to the written letter or notice under this Agreement) served by a Party to the other Party shall be sent via mail or facsimile in a timely manner. A notice or written letter, if sent via mail, shall be deemed received as of the third business day after the date of delivery, and, if sent via facsimile, shall be deemed to be received as of the first business day after the date of delivery.

10.8	The Parties may execute supplementary agreements in relation to this Agreement and relevant affairs. These supplementary agreements have the same legal force as this Agreement.

10.9	This Agreement is written in the Chinese language in 11 original copies, one for each Party. The Parties may execute duplicate copies of this Agreement.

(The remainder of this page is intentionally left blank.)

This page is the signature page of the “Exclusive Purchase Option Agreement”.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Harbin Baixin Biotech Development	Heilongjiang Shuaiyi New Energy
Co., Ltd.	Development Co., Ltd.

By: /s/ Zhang Weihan	By: /s/ Han Lianyun
Name: Zhang Weihan	Name: Han Lianyun
Title: Authorized Representative	Title: Authorized Representative

Han Lianyun	Han Lianju

By: /s/ Han Lianyun	By: /s/ Han Lianju
Name: Han Lianyun	Name: Han Lianju
Title: Shareholder	Title: Shareholder

Han Lianxue	Zhang Weihan

By: /s/ Han Lianxue	By: /s/ Zhang Weihan
Name: Han Lianxue	Name: Zhang Weihan
Title: Shareholder	Title: Shareholder

Luan Yuehong	Zhang Chunming

By: /s/ Luan Yuehong	By: /s/ Zhang Chunming
Name: Luan Xuehong	Name: Zhang Chunming
Title: Shareholder	Title: Shareholder

Li Xinjun	Jiang Nana

By: /s/ Li Xinjun	By: /s/ Jiang Nana
Name: Li Xinjun	Name: Jiang Nana
Title: Shareholder	Title: Shareholder

Lang Fengxi

By: /s/ Lang Fengxi
Name: Lang Fengxi
Title: Shareholder

ANNEX A
NOTICE FOR EQUITY PURCHASE

Han Lianyun (PRC ID No: 230103195609050068);
Han Lianju (PRC ID No: 230103195009061618);
Han Lianxue (PRC ID No: 230103195308233215);
Zhang Weihan (PRC ID No: 230103198105020037);
Luan Yuehong (PRC ID No: 230103198105270626);
Zhang Chunming (PRC ID No: 230502196901241312);
Li Xinjun (PRC ID No: 230106581023321);
Jiang Nana (PRC ID No: 230902197705081223); and
Lang Fengxi (PRC ID No: 230107196403211030) (collectively the “Shareholders” and individually a “Shareholder”);
Heilongjiang Shuaiyi New Energy Development Co., Ltd. (“Shuaiyi New Energy”)

Dear Sirs:

Reference is made to the Exclusive Purchase Option Agreement entered into by and among Han Lianyun, Han Lianju, Han Lianxue, Zhang Weihan, Luan Yuehong, Zhang Chunming, Li Xinjun, Jiang Nana, Lang Fengxi, Heilongjiang Shuaiyi and us as of _______ , 2010 (the “Purchase Option Agreement”). Terms and expressions defined in the Purchase Option Agreement have the same meanings when used herein.

We hereby elect to exercise the Equity Purchase Right as provided for under the Purchase Option Agreement, and to [purchase /designate [insert Designated Person(s)] as the Designated Persons to purchase] the [º] percentage ([º]%) equity interests (registered capital of Heilongjiang Shuaiyi) held by [insert Shareholder]. According to the Purchase Option Agreement, the Shareholders and Heilongjiang Shuaiyi shall complete the equity transfer as provided herein with 15 business days after receipt of this Notice.

Harbin Baixin Biotech Development Co., Ltd.

By:
Name:
Title:

Date:

ANNEX A

ANNEX B
EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (the “agreement”) is made on [insert date]:

BETWEEN

(1)	[The Shareholder who transfers equity interests] (“Transferor”); and

(2)	[Harbin Baixin Biotech Development Co., Ltd. or the Designated Person(s)] (“Transferee”).

IT IS AGREED AS FOLLOWS:

1.

The Transferor hereby agrees to sell to the Transferee, and the Transferee hereby agrees to purchase, from the Transferor, the [º] percentage ([º]%) equity interests ([º]% of the registered capital) of Heilongjiang Shuaiyi New Energy Development Co., Ltd. (the “Purchased Equity”).

2.

From and after the completion of the equity transfer, the Transferor shall not be entitled to any rights or benefits with respect to the Purchased Equity, and the Transferee shall acquire all rights and benefits with respect to the Purchased Equity.

3.

The validity, interpretation, performance and settlement of dispute of this agreement shall be governed by PRC Laws. All the disputes arising out of the execution and performance of this Agreement shall be resolved through friendly negotiations. In the event that any dispute is not resolved by friendly consultations within thirty (30) days after the date such dispute arises, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in force. The arbitration award shall be final and binding on the parties. Except for the matters in dispute, the Parties shall continue to perform the other provisions of this Agreement pending the resolution of the dispute.

4.	This Agreement shall become effective from the date of execution by both parties.

[Transferor]	[Transferee]

By:	By:
Name:	Name:
Title:	Title:

ANNEX B

ANNEX C
IRREVOCABLE POWER OF ATTORNEY

I hereby issues this Power of Attorney in accordance with the Exclusive Purchase Option Agreement entered into by and among Harbin Baixin Biotech Development Co., Ltd. (“Harbin Baixin”), Heilongjiang Shuaiyi New Energy Development Co., Ltd ( “Heilongjiang Shuaiyi”) and other Shareholders of the Heilongjiang Shuaiyi as of [º], 2010 (the “Purchase Option Agreement”).

I hereby irrevocably appoints and authorizes [Insert name of the designated person(s)] (the “Representative”) as my Representative, with full power and authority, to (i) prepare and execute the Equity Transfer Agreement (as defined in the Purchase Option Agreement); and (ii) prepare and execute all the other necessary documents relating to the transfer of the Purchased Equity Interests (as defined in the Purchase Option Agreement); and (iii) go through the relevant procedures for transfer of the Purchased Equity Interests.

I hereby agree and acknowledge that the Representative has full power and authority to exercise, in its sole discretion, the rights entrusted under this Power of Attorney, and I further undertakes to assume any obligations or liabilities resulting from the exercise by the Representative of the rights entrusted hereunder.

This Power of Attorney shall take effect as of the execution date and shall remain in effect during the term of the Purchase Option Agreement.

Signature:

By:
Name:
Date:

ANNEX C